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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                AMENDMENT NO. 1


                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 12, 1995



                             THE ACTAVA GROUP INC.
             (Exact name of registrant as specified in its charter)




         Delaware                               1-5706                    58-0971455
- -------------------------------        ------------------------     --------------------
(State or other jurisdiction of        (Commission File Number)       (I.R.S. Employer
 incorporation or organization)                                      Identification No.)



              4900 GEORGIA-PACIFIC CENTER, ATLANTA, GEORGIA 30303
               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code:  404/658-9000



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ITEM 1.  Changes in Control of Registrant

         On April 12, 1995, The Actava Group Inc. ("Actava"), Orion Pictures Corporation ("Orion"), MCEG Sterling Incorporated ("Sterling"), and Metromedia International Telecommunications, Inc. ("MITI") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of each of Orion, Sterling and MITI into and with Actava (the "Mergers"). If the Mergers are consummated, Actava will be renamed "Metromedia International Group, Inc." On April 12, 1995, Actava also entered into a Share Exchange Agreement (the "Share Exchange Agreement") with Metromedia Company ("Metromedia") and certain of its affiliates (together with Metromedia, the "Exchanging Holders"). The Exchanging Holders are the principal stockholders of both Orion and MITI. The Merger Agreement and the Share Exchange Agreement were approved by the Board of Directors of Actava at a meeting held on April 12, 1995.


         Upon consummation of the Mergers, all of the outstanding shares of the $.25 par value common stock of Orion ("Orion Common Stock"), the $.001 par value common stock of Sterling ("Sterling Common Stock"), and the $.001 par value common stock of MITI ("MITI Common Stock") will be converted into shares of the $1.00 par value common stock of Actava ("Common Stock") pursuant to formulas contained in the Merger Agreement. Under such formulas, the number of shares of Common Stock to be issued in connection with the Mergers will be based on the average of the last sales prices for the Common Stock as reported on the New York Stock Exchange for the last twenty consecutive trading days ending on the business day immediately prior to the date on which the Mergers are consummated (the "Average Closing Price"). The Merger Agreement provides that it is a condition precedent to the obligation of Actava to

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consummate the Mergers that the Average Closing Price shall not be less than
$8.25. If the Mergers had been consummated on March 31, 1995, holders of Orion Common Stock would have received .60606 shares of Common Stock for each share of Orion Common Stock (resulting in the issuance of approximately 12,200,000 shares of Common Stock to the holders of Orion Common Stock), holders of MITI Common Stock would have received 5.88569 shares of Common Stock for each share of MITI Common Stock (resulting in the issuance of approximately 10,200,000 shares of Common Stock to the holders of MITI Common Stock), and holders of Sterling Common Stock would have received .05404 shares of Common Stock for each share of Sterling Common Stock (resulting in the issuance of approximately 610,000 shares of Common Stock to the holders of Sterling Common Stock). As of March 31, 1995, there were 17,327,158 shares of Common Stock outstanding. If the Mergers had been consummated on March 31, 1995, Actava would have issued approximately 23,001,000 additional shares of Common Stock in connection with the Mergers.


         Under the Share Exchange Agreement, Actava and the Exchanging Holders have agreed that the Exchanging Holders, immediately following the consummation of the Mergers, will exchange all of their shares of Common Stock received in the Mergers (such exchange is hereinafter referred to as the "Share Exchange") in return for the same number of shares of a newly authorized series of Class A Common Stock. Shares of Class A Common Stock will be identical to shares of Common Stock except that such shares (i) will be entitled to three votes per share on all matters (other than the election of directors) to be voted upon by Actava's stockholders, (ii) will be entitled to vote as a separate class to elect six of the ten members of





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Actava's Board of Directors, and (ii) will be convertible at any time at the option of the holders thereof into an equal number of shares of Common Stock. Accordingly, upon consummation of the Share Exchange, the Exchanging Holders will be entitled to elect six of the ten members of Actava's Board of Directors and will own approximately 31.0% (assuming that the Mergers had been consummated on March 31, 1995) of the fully diluted common equity of Actava and will collectively be entitled to approximately 57.4% (assuming that the Mergers had been consummated on March 31, 1995) of the fully diluted voting power of Actava. As a result, the Share Exchange Agreement is an arrangement that may result in a change of control of Actava.

         The Merger Agreement provides that the Mergers are subject to the satisfaction or waiver of certain conditions precedent, including (i) the receipt of the requisite approval of the Mergers by the Board of Directors of Orion on or prior to June 30, 1995; (ii) the receipt of the requisite approval of the Mergers and the Share Exchange by the stockholders of Actava and the receipt of the requisite approval of the Mergers by the stockholders of Orion, Sterling and MITI; (iii) the receipt of certain fairness opinions from the financial advisors of each of the parties to the Mergers; (iv) that the Average Closing Price not be less than $8.25; (v) that the shares of Common Stock have been accepted for listing on the New York Stock Exchange or the American Stock Exchange, Inc. or accepted for quotation on the Nasdaq National Market of the National Association of Securities Dealers, Inc.; (vi) the receipt of written opinions of counsel with respect to certain legal matters and the tax-free nature of the Mergers; (vii) the refinancing, repayment or conversion to equity of certain indebtedness of Orion on terms specified in a schedule to the Merger Agreement or on other terms and conditions reasonably satisfactory to





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the Executive Committee of Actava's Board of Directors and on terms reasonably satisfactory to Orion; (viii) the refinancing or repayment of certain specified indebtedness of Orion, MITI and Sterling to Metromedia and its affiliates; (ix) that no material adverse change in the business, assets, prospects, condition or results of operations of Actava, Orion, MITI or Sterling shall have occurred since the date of the Merger Agreement; (x) the receipt of all material consents or approvals of third parties required in connection with the Mergers; and (xi) the completion by Actava, on or before May 14, 1995, of its business, legal, financial and accounting due diligence review of MITI. Any of the conditions to the Mergers, other than the required stockholder approvals and the approval by the Board of Directors of Orion, may be waived by the parties whom the conditions are intended to benefit.

         The Merger Agreement may be terminated at any time prior to consummation of the Mergers (i) by the mutual written consent of the parties,
(ii) unilaterally by any party if the Mergers have not been consummated on or before December 31, 1995, or (iii) by the non-breaching party in the case of certain material breaches by the other party.

         It is currently anticipated that a three person Office of the Chairman will be created to manage the business and affairs of Actava (to be renamed Metromedia International Group, Inc.) following the consummation of the Mergers. The Office of the Chairman will consist of the following persons:
John W. Kluge, the current Chairman of the Board of Orion and MITI, as Chairman of the Board; Stuart Subotnick, the current Vice Chairman of Orion and MITI, as Vice





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Chairman; and John D. Phillips, the current President and Chief Executive
Officer of Actava, as President and Chief Executive Officer.


         Letters of intent relating to the Mergers were executed and announced on August 31, 1994. The letters of intent contemplated that Actava would provide up to $55 million of interim financing on a secured basis to Orion, Sterling and MITI prior to the consummation of the Mergers. Pursuant to the letters of intent, Actava and Metromedia entered into a Credit Agreement dated as of October 11, 1994 (the "Credit Agreement") under which Actava agreed to make loans to Metromedia in an amount not to exceed an aggregate of $55 million. Under the terms of the Credit Agreement, Metromedia agreed to use the proceeds of the loans to make advances or to pay obligations on behalf of Orion, Sterling and MITI. All loans made by Actava to Metromedia under the Credit Agreement are secured by shares of stock of Orion and MITI owned by Metromedia and its affiliates. In addition, John W. Kluge, a general partner of Metromedia, has personally guaranteed the loans. The Credit Agreement provides that interest will be due on the principal amount of all loans at an annual rate equal to the prime rate announced from time to time by Chemical Bank (9% as of March 31, 1995). Interest will be increased to prime plus three percent per annum if a party other than Actava terminates discussions relating to the Mergers. Loans totaling $49.8 million had been made by Actava to Metromedia under the Credit Agreement as of April 12, 1995. The Credit Agreement provided that all loans would be due and payable on April 12, 1995. On April 12, 1995, the Board of Directors agreed to extend the maturity date of the loans until the earlier of (i) the date of consummation of the Mergers,
(ii) three months following the abandonment or termination of




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the Merger Agreement by any party thereto pursuant to Article 14 thereof, or
(iii) December 31, 1995. Actava and Metromedia have entered into Amendment No. 1 to the Credit Agreement dated as of April 12, 1995 in order to reflect the extended maturity date of the loans made pursuant to the Credit Agreement.



         Triton Group, Ltd. ("Triton") currently owns approximately 25.5% of the issued and outstanding shares of Actava's Common Stock. On February 15, 1995, Triton filed with the Securities and Exchange Commission an amendment to its report on Schedule 13D relating to its ownership of Actava's Common Stock (the "Schedule 13D Amendment"). In the Schedule 13D Amendment, Triton indicated that it opposed the Mergers and encouraged Actava's Board of Directors and management to evaluate other alternative business strategies and to exercise their obligations diligently under Delaware law relating to the sale of Actava.



         On March 24, 1995, TAC, Inc., a Delaware corporation ("TAC"), filed with the Securities and Exchange Commission a Schedule 14D-1 Tender Offer Statement (the "Schedule 14D-1") and commenced a tender offer (the "Offer") to purchase for $1.80, net, in cash all outstanding shares of common stock (including the associated common stock purchase rights) of Triton. On April 24, 1995, TAC announced that it had raised the consideration being offered for all of the outstanding shares of Triton to $2.02 per share and that it was extending the Offer at the revised price until May 5, 1995. TAC is a company newly formed in order to commence the Offer by Mr. Phillips and Met Tac Inc., a company owned by Mr. Kluge, as trustee, and Mr. Subotnick. Consummation of the Offer is subject to a number of conditions, but it is not




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subject either to obtaining financing or to the consummation of the Mergers.
The purpose of the Offer is to acquire control of, and the entire equity interest in, Triton. Upon consummation of the Offer, TAC has stated it will cause the shares of Actava's Common Stock owned by Triton to be voted in favor of the Mergers. In addition, TAC has stated that it intends to have Triton consummate a merger or other business combination with TAC or an affiliate of TAC as soon as practicable following the consummation of the Offer.



         TAC requested the Board of Directors of Actava to approve, pursuant to
Section 203(a)(1) of the Delaware General Corporation Law, the purchase by TAC, directly or indirectly, of the shares of Actava's Common Stock held by Triton. On April 12, 1995, the Board of Directors of Actava approved such purchase after being advised that TAC had agreed that any "business combination" (as defined in Section 203 of the Delaware General Corporation Law) between Actava and TAC or Triton following any such purchase must be approved by a majority of the directors of Actava who are "disinterested" from TAC or any affiliate of TAC (except Actava).




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ITEM 7.  Financial Statements and Exhibits

(c)      Exhibits


                                                   Document with which       Designation of
Exhibit                                            Exhibit was previously    such Exhibit in
Number              Description                    filed with Commission     that Document
- ------     ------------------------------------    ---------------------     -------------
99(a)      Agreement and Plan of Merger dated      Current Report On Form         99(a)
           as of April 12, 1995 by and among       8-K for event occurring
           The Actava Group Inc., Orion            on April 12, 1995
           Pictures Corporation, MCEG Sterling
           Incorporated, and Metromedia
           International Telecommunications, Inc.

99(b)      Share Exchange Agreement dated as       Current Report On Form         99(b)
           of April 12, 1995 by and between The    8-K for event occurring
           Actava Group Inc. and the Exchanging    on April 12, 1995
           Holders named therein.

99(c)      Amendment No. 1 dated as of April
           12, 1995 to the Credit Agreement dated
           as of October 11, 1994 between The
           Actava Group Inc. and Metromedia
           Company.




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                                   SIGNATURES


           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Form 8-K filed on April 14, 1995 to be signed on its behalf by the undersigned hereunto duly authorized.


                                               THE ACTAVA GROUP INC.
                                       -----------------------------------
                                                    Registrant



                                       /s/ Frederick B. Beilstein, III
                                       -----------------------------------
                                               Frederick B. Beilstein, III
                                               Senior Vice President and
                                               Chief Financial Officer

Dated:     April 28, 1995





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                                 Exhibit Index


Exhibit
Number           Description
- -------          ---------------------------------------------------------------------------
99(c)            Amendment No. 1 dated as of April 12, 1995 to the Credit Agreement dated as of October 11, 1994 between The Actava Group Inc. and Metromedia Company.





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